Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter Fiscal 2022 Financial Results

Third quarter consolidated net sales down 5.6% compared to the third quarter of fiscal 2021, including 100 basis point negative foreign exchange impact

Comparable store sales^ down 4.3%, inclusive of Custom Spaces+ up 2.1%, compared to the third quarter of fiscal 2021

Earnings per diluted share of $0.08 compared to $0.27 in the third quarter of fiscal 2021;

Adjusted earnings per diluted share* of $0.08 compared to $0.28 in the third quarter of fiscal 2021

Provides Q4 Fiscal 2022 Earnings Outlook

Coppell, TX — February 7, 2023 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the third quarter of fiscal year 2022 ended December 31, 2022.

●	Consolidated net sales were $252.2 million, down 5.6%, compared to the third quarter of fiscal 2021, including 100 basis point negative impact of foreign currency translation. Net sales in The Container Store retail business (“TCS”) were $239.3 million, down 3.8%. Elfa International AB (“Elfa”) third-party net sales were $13.0 million, down 30.6% compared to the third quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 15.8%.
●	Comparable store sales^ decreased 4.3%, with Custom Spaces+ up 2.1%, contributing an increase of 65 basis points to comparable store sales^ which was more than offset by general merchandise categories, which were down 7.1%, negatively impacting comparable store sales^ by 495 basis points.

●	Consolidated net income and net income per diluted share (“EPS”) was $4.2 million and $0.08 compared to $13.7 million and $0.27, respectively, in the third quarter of fiscal 2021. Adjusted net income per share* (“Adjusted EPS”) was $0.08 compared to $0.28 in the third quarter of fiscal 2021.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “Our third quarter performance reflects better than expected results led by Custom Spaces+, which benefitted from a successful event focused on our new premium wood-based product line, PrestonTM. We continue to be very pleased by the performance of our first small format store in Colorado Springs, Colorado, and are thrilled to share the new store opening in Salem, New Hampshire in January exceeded our expectations, in particular with the number of new customers that signed up for our Organized Insider program. Looking ahead, we are excited to share that, in addition to our previously announced new small format store opening in Thousand Oaks, California this spring, we plan to open nine new small format stores in the second half of fiscal 2023.”

“As we enter the fourth quarter, while we are encouraged by our new store performance and ongoing customer engagement, we are experiencing headwinds related to changing customer spending behavior in light of the current, uncertain macro backdrop. I am confident in our team’s ability to navigate this environment while remaining focused on driving long-term profitable growth on our path to $2 billion in revenue. We plan to continue a disciplined approach to expense management and allocation of capital to support our key long-term growth initiatives,” Mr. Malhotra concluded.

Third Quarter Fiscal 2022 Results

For the third quarter (thirteen weeks) ended December 31, 2022:

●	Consolidated net sales were $252.2 million, down 5.6%, including 100 basis point negative impact of foreign currency translation compared to the third quarter of fiscal 2021.

o	Net sales in TCS were $239.3 million, down 3.8%.

o	Comparable store sales^ decreased 4.3% with Custom Spaces+ up 2.1%, contributing an increase of 65 basis points to comparable store sales^ which was more than offset by general merchandise categories, which were down 7.1%, negatively impacting comparable store sales^ by 495 basis points.

o	Our online sales increased 4.6% compared to the third quarter of fiscal 2021.

o	Elfa International AB (“Elfa”) third-party net sales were $13.0 million, down 30.6% compared to the third quarter of fiscal 2021. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 15.8%, primarily due to a decline in sales in Nordic and Russian markets.

●	Consolidated gross margin was 56.9%, a decrease of 10 basis points, compared to the third quarter of fiscal 2021. TCS gross margin decreased 10 basis points to 57.2% primarily due to increased promotional activity, partially offset by favorable product and services mix. Elfa gross margin increased 570 basis points compared to the third quarter of fiscal 2021 primarily due to price increases, partially offset by higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) increased by 1.1% to $121.5 million in the third quarter of fiscal 2022 from $120.3 million in the third quarter of fiscal 2021. SG&A as a percentage of net sales increased 320 basis points to 48.2%, with the increase primarily due to the deleverage of compensation and benefits, occupancy, and other costs on lower sales in the third quarter of fiscal 2022.
●	Consolidated depreciation and amortization increased 14.8% to $10.0 million in the third quarter of fiscal 2022 from $8.7 million in the third quarter of fiscal 2021. The increase was primarily due to higher capital investments in fiscal 2022.
●	Consolidated net interest expense increased 36.6% to $4.4 million in the third quarter of fiscal 2022 from $3.2 million in the third quarter of fiscal 2021. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 33.8% in the third quarter of fiscal 2022, as compared to 27.9% in the third quarter of fiscal 2021. The increase in the effective tax rate was primarily related to the impact of discrete items on lower pre-tax income in the third quarter of fiscal 2022.
●	Net income was $4.2 million, or $0.08 per diluted share, in the third quarter of fiscal 2022 compared to $13.7 million, or $0.27 per diluted share, in the third quarter of fiscal 2021. Adjusted net income* was $4.1 million, or $0.08 per diluted share, in the third quarter of fiscal 2022 compared to adjusted net income* of $14.3 million, or $0.28 per diluted share, in the third quarter of fiscal 2021.
●	Adjusted EBITDA* was $22.2 million in the third quarter of fiscal 2022 compared to $31.4 million in the third quarter of fiscal 2021.

For the fiscal year (thirty-nine weeks) ended December 31, 2022:

●	Consolidated net sales were $787.5 million, down 0.1%, including 100 basis point negative impact of foreign currency translation as compared to the thirty-nine weeks ended January 1, 2022.
o	Net sales for the TCS segment were $745.9 million, up 1.2%.
o	Comparable store sales^ decreased 0.2% with general merchandise categories down 3.8%, contributing 260 basis points of the decrease, partially offset by Custom Spaces+ up 7.8%, contributing a positive impact of 240 basis points to comparable store sales^.
o	Our online sales increased 0.9% compared to the thirty-nine weeks ended January 1, 2022.
o	Elfa third-party net sales were $41.6 million, down 19.7% compared to the thirty-nine weeks ended January 1, 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 3.6% compared to the thirty-nine weeks ended January 1, 2022, primarily due to a decline in sales in Russia.
●	Consolidated gross margin was 56.9%, a decrease of 170 basis points compared to the thirty-nine weeks ended January 1, 2022. TCS gross margin decreased 100 basis points to 56.9%, primarily due to increased freight costs and increased promotional activity, partially offset by favorable product and services mix. Elfa gross margin increased 20 basis points primarily due to price increases, partially offset by higher direct material costs.
●	Consolidated SG&A increased by 5.1% to $362.1 million from $344.5 million in the thirty-nine weeks ended January 1, 2022. SG&A as a percentage of net sales increased 230 basis points to 46.0%, with the increase primarily due to increased compensation and benefits, occupancy, marketing and other costs.
●	Consolidated depreciation and amortization increased 12.2% to $28.5 million in the thirty-nine weeks ended December 31, 2022 from $25.4 million in the thirty-nine weeks ended January 1, 2022. The increase was primarily due to higher capital investments in fiscal 2022.
●	Consolidated net interest expense increased 18.9% to $11.4 million in the thirty-nine weeks ended December 31, 2022 from $9.6 million in the thirty-nine weeks ended January 1, 2022. The increase is primarily due to a higher interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 28.1% for the thirty-nine weeks ended December 31, 2022 as compared to 25.8% in the thirty-nine weeks ended January 1, 2022. The increase in the effective tax rate is primarily related to the tax impact associated with share-based compensation on lower pre-tax income in the thirty-nine weeks ended December 31, 2022.
●	Net income was $30.4 million, or $0.61 per diluted share, in the thirty-nine weeks ended December 31, 2022 compared to net income of $58.6 million, or $1.16 per diluted share in the thirty-nine weeks ended January 1, 2022. Adjusted net income* was $28.4 million, or $0.57 per diluted share in the thirty-nine weeks ended December 31, 2022 compared to adjusted net income* of $59.6 million, or $1.19 per diluted share in the thirty-nine weeks ended January 1, 2022.
●	Adjusted EBITDA* was $86.3 million in the thirty-nine weeks ended December 31, 2022 compared to $112.6 million in the thirty-nine weeks ended January 1, 2022.

New and Existing Stores

The Company did not open any new stores during the third quarter of fiscal 2022. As of December 31, 2022, the Company store base was 95 as compared to 94 as of January 1, 2022. Subsequent to December 31, 2022, the Company opened one new store in Salem, New Hampshire.

Balance sheet and liquidity highlights:

(In thousands)	December 31, 2022	January 1, 2022
Cash	$5,760	$19,008
Total debt, net of deferred financing costs	$188,608	$198,743
Liquidity [1]	$96,059	$94,993
Net cash provided by operating activities	$18,856	$15,591
Free cash flow *	$(27,702)	$(8,438)

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

During the thirteen weeks ended December 31, 2022, the Company repurchased approximately 940 thousand shares for $5 million, under a Rule 10b5-1 plan. The Company has $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal fourth quarter ending on April 1, 2023:

Consolidated net sales	$255 - $265 million
Comparable store sales^ decline	High-single digit to low-teens
Earnings per diluted share	$0.10 to $0.20
Assumed dilutive shares	50 million

Store openings
Salem, New Hampshire	Opened in January 2023
Thousand Oaks, California	Planned for early spring 2023

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services. Starting in the first quarter of fiscal 2022, the closet lifestyle department products sold by the TCS segment are now included in General Merchandise versus prior inclusion in Custom Spaces.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss third quarter fiscal 2022 financial results is scheduled for today, February 7, 2023, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13734844. The replay will be available until March 7, 2023.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities and initiatives including future store openings; sales trends, momentum and targets; our share repurchase program; the impact of macroeconomic conditions and our anticipated financial performance and long term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 2, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, Twitter, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 31,	January 1,	December 31,	January 1,
(In thousands, except share and per share amounts) (unaudited)	2022	2022	2022	2022

Net sales	$252,236	$267,304	$787,542	$788,573
Cost of sales (excluding depreciation and amortization)	108,795	114,956	339,583	326,363
Gross profit	143,441	152,348	447,959	462,210
Selling, general, and administrative expenses (excluding depreciation and amortization)	121,540	120,268	362,104	344,478
Stock-based compensation	825	1,204	2,562	3,159
Pre-opening costs	430	20	1,049	686
Depreciation and amortization	9,952	8,667	28,507	25,412
Loss (gain) on disposal of assets	10	(9)	91	(14)
Income from operations	10,684	22,198	53,646	88,489
Interest expense, net	4,389	3,213	11,395	9,584
Income before taxes	6,295	18,985	42,251	78,905
Provision for income taxes	2,127	5,292	11,857	20,345
Net income	$4,168	$13,693	$30,394	$58,560

Net income per common share — basic	$0.08	$0.28	$0.61	$1.19
Net income per common share — diluted	$0.08	$0.27	$0.61	$1.16

Weighted-average common shares — basic	49,263,122	49,611,468	49,661,209	49,386,897
Weighted-average common shares — diluted	49,452,980	50,298,101	50,024,589	50,310,320

The Container Store Group, Inc.

Consolidated balance sheets

	December 31,	April 2,	January 1,
(In thousands)	2022	2022	2022
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$5,760	$14,252	$19,008
Accounts receivable, net	30,790	30,225	32,565
Inventory	190,307	192,783	196,641
Prepaid expenses	15,596	11,628	13,076
Income taxes receivable	1,357	1,687	1,055
Other current assets	9,941	9,836	9,997
Total current assets	253,751	260,411	272,342
Noncurrent assets:
Property and equipment, net	152,282	140,198	134,810
Noncurrent operating lease right-of-use assets	357,607	347,519	342,980
Goodwill	221,159	221,159	221,183
Trade names	221,046	224,938	226,182
Deferred financing costs, net	163	203	216
Noncurrent deferred tax assets, net	690	865	796
Other assets	2,323	2,284	2,576
Total noncurrent assets	955,270	937,166	928,743
Total assets	$1,209,021	$1,197,577	$1,201,085

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	December 31,	April 2,	January 1,
(In thousands, except share and per share amounts)	2022	2022	2022
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$57,704	$84,059	$70,983
Accrued liabilities	75,338	89,004	98,273
Current borrowings on revolving lines of credit	8,131	1,790	—
Current portion of long-term debt	2,061	2,096	2,117
Current operating lease liabilities	58,309	52,540	52,486
Income taxes payable	276	6,026	416
Total current liabilities	201,819	235,515	224,275
Noncurrent liabilities:
Long-term debt	178,416	158,564	196,626
Noncurrent operating lease liabilities	322,243	317,345	313,414
Noncurrent deferred tax liabilities, net	50,050	50,493	50,925
Other long-term liabilities	6,983	7,564	9,208
Total noncurrent liabilities	557,692	533,966	570,173
Total liabilities	759,511	769,481	794,448
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,164,862 shares issued at December 31, 2022; 49,635,447 shares issued at April 2, 2022; 49,618,747 shares issued at January 1, 2022	492	496	496
Additional paid-in capital	871,384	874,190	873,088
Accumulated other comprehensive loss	(33,614)	(27,444)	(24,643)
Retained deficit	(388,752)	(419,146)	(442,304)
Total shareholders’ equity	449,510	428,096	406,637
Total liabilities and shareholders’ equity	$1,209,021	$1,197,577	$1,201,085

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	December 31,	January 1,
(In thousands) (unaudited)	2022	2022
Operating activities
Net income	$30,394	$58,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,507	25,412
Stock-based compensation	2,562	3,159
Loss (gain) on disposal of assets	91	(14)
Deferred tax (benefit) expense	(1,018)	4,459
Non-cash interest	1,413	1,412
Other	855	(264)
Changes in operating assets and liabilities (exclusive of effects of acquisition):
Accounts receivable	(2,955)	(3,729)
Inventory	511	(64,945)
Prepaid expenses and other assets	(3,303)	(3,105)
Accounts payable and accrued liabilities	(33,126)	11,161
Net change in lease assets and liabilities	607	(5,680)
Income taxes	(5,539)	(8,221)
Other noncurrent liabilities	(143)	(2,614)
Net cash provided by operating activities	18,856	15,591

Investing activities
Additions to property and equipment	(46,558)	(24,029)
Closet Works acquisition, net of cash acquired	—	(19,445)
Investments in non-qualified plan trust	(1,049)	(267)
Proceeds from non-qualified plan trust redemptions	811	2,605
Proceeds from sale of property and equipment	36	17
Net cash used in investing activities	(46,760)	(41,119)

Financing activities
Borrowings on revolving lines of credit	64,790	48,913
Payments on revolving lines of credit	(58,243)	(48,913)
Borrowings on long-term debt	35,000	38,000
Payments on long-term debt	(16,572)	(6,633)
Repurchases of common stock	(5,000)	—
Payment of taxes with shares withheld upon restricted stock vesting	(712)	(4,677)
Proceeds from the exercise of stock options	340	566
Net cash provided by financing activities	19,603	27,256

Effect of exchange rate changes on cash	(191)	(407)

Net (decrease) increase in cash	(8,492)	1,321
Cash at beginning of fiscal period	14,252	17,687
Cash at end of fiscal period	$5,760	$19,008

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, acquisition-related costs, loss on extinguishment of debt, certain losses (gains) on disposal of assets, certain management transition costs incurred, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Numerator:
Net income	$4,168	$13,693	$30,394	$58,560
Management transition costs (a)	—	—	—	473
Acquisition-related costs (b)	—	692	63	692
COVID-19 costs (c)	—	—	—	192
Legal settlement (d)	—	—	(2,600)	—
Taxes (e)	(59)	(110)	545	(294)
Adjusted net income	$4,109	$14,275	$28,402	$59,623

Denominator:
Weighted-average common shares outstanding — diluted	49,452,980	50,298,101	50,024,589	50,310,320

Net income per common share — diluted	$0.08	$0.27	$0.61	$1.16
Adjusted net income per common share — diluted	$0.08	$0.28	$0.57	$1.19

(a)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Includes legal costs incurred in the third quarter of fiscal 2021 and the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(c)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(d)	The Company received a legal settlement, net of legal fees, in the second quarter of fiscal 2022. The amount was recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(e)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022
Net income	$4,168	$13,693	$30,394	$58,560
Depreciation and amortization	9,952	8,667	28,507	25,412
Interest expense, net	4,389	3,213	11,395	9,584
Income tax provision	2,127	5,292	11,857	20,345
EBITDA	$20,636	$30,865	$82,153	$113,901
Pre-opening costs (a)	430	20	1,049	686
Non-cash lease expense (b)	232	(1,345)	403	(6,422)
Stock-based compensation (c)	825	1,204	2,562	3,159
Management transition costs (d)	—	—	—	473
Foreign exchange losses (gains) (e)	38	(39)	30	(34)
Acquisition-related costs (f)	—	692	63	692
COVID-19 costs (g)	—	—	—	192
Adjusted EBITDA	$22,161	$31,397	$86,260	$112,647

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including severance and signing bonus recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(f)	Includes legal costs incurred in the third quarter of fiscal 2021 and the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.
(g)	Includes incremental costs attributable to the COVID-19 pandemic, which primarily consist of sanitization costs in the first quarter of fiscal 2021, all of which were recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Thirty-Nine Weeks Ended
	December 31,	January 1,
	2022	2022
Net cash provided by operating activities	$18,856	$15,591
Less: Additions to property and equipment	(46,558)	(24,029)
Free cash flow	$(27,702)	$(8,438)